Exhibit 10.20

LYONDELL CHEMICAL COMPANY

1999 LONG-TERM INCENTIVE PLAN

ADMINISTRATIVE GUIDELINES FOR ANNUAL CASH BONUS AWARDS

Lyondell Chemical Company (the “Company”) has previously established the Lyondell Chemical Company 1999 Long-Term Incentive Plan (the “Plan”) to reward certain key Company executives. The Company adopts these Administrative Guidelines for Annual Cash Awards under the Plan, effective January 1, 2006 (the “Guidelines”) for the benefit of eligible executives of the Company and its Subsidiaries:

1. Administration.

The Committee administers these Guidelines. All Committee decisions shall be binding and conclusive on Participants. Subject to these Guidelines, the Committee shall have the authority to:

(a) Select Participants;

(b) Determine the Financial Measures and Performance Percentage for each Plan Year, and the Target Bonus Percentage and Award Percentage for each Participant;

(c) Determine the amounts payable as Annual Cash Awards; and

(d) Establish policies and procedures to administer the Guidelines from time to time, interpret the Guidelines, and make all necessary or advisable decisions to administer the Guidelines.

2. Participation.

No Employee shall have the right, at any time, (a) to be selected as a Participant, (b) if selected, to be entitled to an Annual Cash Award, unless provided under the Guideline’s specific terms, or (c) if selected as a Participant for a Plan Year, to be selected as a Participant for any subsequent plan year.

3. Target Bonus Percentage.

(a) The Committee will assign each Participant a Target Bonus Percentage for the Plan Year, based on each Participant’s position level and other considerations the Committee deems appropriate. The Target Bonus Percentage will be assigned within 90 days after the Plan Year begins, unless an executive becomes a Participant after the first day of the Plan Year.

(b) An executive who becomes a Participant after the first day of the Plan Year will be awarded a Target Bonus Percentage and will be eligible for an Annual Cash Award calculated under Section 8, but the Annual Cash Award shall be prorated to reflect the number of days the individual participated during that Plan Year, unless the Committee determines otherwise.

4. Financial Measures.

The Committee will establish one or more objective performance goals for the Financial Measures for the Plan Year within 90 days after the beginning of the Plan Year.

5. Performance Percentage.

The Committee will establish an objective methodology to determine the Performance Percentage that corresponds with attained performance levels under the Financial Measures within 90 days after the beginning of the Plan Year. The Committee will certify the Performance Percentage reached for a Plan Year within 60 days after that Plan Year ends.

6. Award Calculation.

(a) Each Participant’s Award Percentage for a Plan Year will be calculated by multiplying the Participant’s Target Bonus Percentage by the Performance Percentage.

(b) Each Participant’s Annual Cash Award payable for a Plan Year will be calculated by multiplying the Participant’s Award Percentage by his or her Base Salary.

(c) The maximum Annual Cash Award payable for any single Participant for a Plan Year is $4 million dollars.

7. Award Payment.

The Committee has sole and absolute authority and discretion to decide the time and manner when Annual Cash Awards, if any, shall be paid under these Guidelines. The Committee’s decision is binding and conclusive on all Participants, and shall be communicated in writing to each Participant. Generally, however, the following provisions apply:

(a) Payment Form: Annual Cash Awards under the Guidelines will be paid in cash in one lump sum, subject to adjustments for federal, state or local taxes and other deductions, if any, in effect when the Award is paid.

(b) Payment Timing: Awards will be paid no later than March 15th after the Plan Year ends. A Participant may elect to defer an Annual Cash Award under the terms of any deferred compensation plan in which he or she is eligible to participate.

(c) Adjustments: The Committee may exercise its discretion to reduce any Annual Cash Award.

(d) Termination, Death or Disability: Annual Cash Awards will be paid only if Participants are actually employed by and on the Company’s or a Subsidiary’s payroll on the last day of the Plan Year, except as indicated below.

(1) A Participant shall forfeit any and all Annual Cash Awards if the Participant’s employment terminates for any reason other than the circumstances described in Subsection (d)(2) or (3) before the last day of the Plan Year.

(2) If the Participant’s employment terminates due to death, Disability or Retirement before the Plan Year ends, the Participant will be paid a pro rata portion of the Award based on the number of days the Participant was an Employee during the Plan Year before the employment termination date. A prorated payment will be made at the same time and in the same form that payments are made normally to all other Plan Participants.

(3) If a Participant’s employment terminates due to death, Disability or Retirement after the Plan Year ends but before the Annual Cash Award payment date, the Participant will receive the full amount of the Award to which he would otherwise be entitled. Payment shall be made at the same time and in the same form that payments are made normally to all other Plan Participants.

(4) If a Participant commences employment with Equistar Chemicals, LP, LYONDELL-CITGO Refining LP, Millennium Chemicals Inc. or any other Subsidiary or Affiliate at any time during the Plan Year, the Participant’s Annual Cash Award shall be pro rated based upon the number of days in the Plan Year the Participant was an Employee before commencing employment with the Subsidiary or Affiliate. Payments shall be made at the same time and in the same form that payments are made normally to all other Plan Participants.

(5) If a Participant’s employment terminates by death, the Participant’s Annual Cash Award shall be paid as follows: (i) to the Participant’s designated beneficiary under the Company’s group life insurance plan in which the Participant is eligible to participate, (ii) to the Participant’s surviving spouse, or (iii) if there is no surviving spouse, to the personal representative of the Participant’s estate.

(6) Notwithstanding any contrary provision in this Section 7 or the Guidelines, a Participant’s employment shall not be deemed to terminate because the Participant is absent from active employment due to temporary illness, during authorized vacation, during temporary leaves of absence granted by the Company for professional advancement, education, health or government service, during military leave for any period if the Participant returns to active employment within 90 days after military leave terminates, or during any period required to be treated as a leave of absence by any valid law or agreement.

(7) Notwithstanding any other provision of the Guidelines, the Committee, in its sole discretion, may permit continued participation, proration or early distribution for Annual Cash Awards that would otherwise be forfeited under the Guidelines, unless a Participant is a “covered employee” under Code Section 162(m)(3).

8. Assignments and Transfers.

A Participant’s rights under the Guidelines are personal. The Participant may not assign or transfer his rights and interest under these Guidelines, other than by a marital settlement agreement or similar domestic relations decree or order, or by will or the laws of descent and distribution. Any attempted assignment or transfer in violation of these Guidelines shall be null and void.

9. Final Determinations.

Any decision by the Company, the Board, or the Committee under these Guidelines shall be final and binding for all purposes and upon all interested persons and their heirs, successors, and personal representatives.

10. No Guaranteed Employment.

Neither these Guidelines nor any action taken under them shall confer any right to a Participant’s continued employment by the Company or a Subsidiary.

11. Amendment, Suspension or Termination of the Guidelines.

The Committee may amend, suspend or terminate the Guidelines in whole or in part at any time.

12. Relationship to Plan; Definitions.

The following definitions apply to the Guidelines. Any capitalized term not otherwise defined in the Guidelines shall have the meaning assigned to it in the Plan.

Annual Cash Award: The amount the Committee decides to pay under these Guidelines, according to the Company’s performance during the Plan Year.

Award Percentage: The percentage of the Participant’s Base Salary payable as a result of the Company’s performance during the Plan Year, calculated according to Section 6(a).

Base Salary. A Participant’s annual base salary in effect on the last day of the Plan Year.

Disability: A permanent and total disability as defined in the Company’s long-term disability plan in which the Participant is eligible to participate.

Economic Value: Economic Value means the Company’s cash flow measured against the return that debt and equity holders expect to receive on the Company’s capital. Annual Economic Value is the difference between (i) cash generated by Company operations and (ii) the sum of the Company’s debt and equity capital, multiplied by a factor representing investors’ expected rate of return on that capital, as calculated under the formula in Schedule A.

Financial Measures: Economic Value and other objective measures of the Company’s financial and operational performance used by the Committee to evaluate the Company’s performance over the Plan Year. The Committee may use any of the performance measures specified in Section 6(a) of the Plan as Financial Measures.

Guidelines: The Administrative Guidelines for Annual Cash Bonus Awards, as embodied in this document, as amended from time to time.

Participant: An elected officer who participates in the Plan.

Performance Percentage: The percentage the Committee designates to reflect the extent that the Company attains its goals under the Financial Measures.

Plan: The Lyondell Chemical Company Amended and Restated 1999 Long-Term Incentive Plan, as amended from time to time.

Plan Year: The calendar year.

Retirement: A Participant’s voluntarily initiated employment termination on or after the earliest (i) age 65, (ii) age 55 with 10 years of participation service credited under the Company’s qualified defined benefit pension plan in which the Participant is eligible to participate or (iii) outside the U.S., the time when retirement is permitted under applicable law (as decided by the Committee in its sole judgment).

Target Bonus Percentage: The Participant’s salary percentage established by the Committee at the beginning of the Plan Year.

LYONDELL CHEMICAL COMPANY

SCHEDULE A

I. Economic Value shall be determined according to the following formula:

Economic Value = ECF – (ECI * WACC)

Weighted Average Cost of Capital (WACC) for Lyondell, as used to calculate Economic Value shall be determined according to the following formula:

WACC = After tax cost of long-term debt * [LTD / (LTD + MVE)] + Cost of equity * [MVE / (LTD + MVE)]

Note: These ratios may be amended due to a significant change in Lyondell capital structure.

The WACC will be calculated at the end of the preceding Plan Year.

ECI will be determined at the beginning of the Plan Year and ECF will be determined at the end of the Plan Year based on Lyondell consolidated audited financial statements, as adjusted to recognize the effect of Lyondell’s interest in LYONDELL-CITGO Refining, LP consistent with the economics of the limited partnership arrangement. For example CITGO’s contributions and minority interests, loans for which Lyondell is not liable or interest relating to those loans will not be included in these determinations, regardless of their inclusion on audited financial statements. Similar adjustments consistent with the economics of the LYONDELL-CITGO Refining, LP arrangement may be warranted.

If extraordinary events occur during the Plan Year which alters the basis upon which Economic Value is calculated, the effect of these events, with the Committee’s approval, may be amortized over a period of up to three years, beginning with the year in which the event occurs. Events warranting this action may include, but are not limited to, major acquisitions, divestitures, and a recapitalization of Lyondell.

II. Definitions

For purposes of this Schedule A, terms are defined as follows:

Cost of Equity means cost of equity as determined under the Capital Asset Pricing Model

Economic Capital Invested (“ECI”) means the sum of

Shareholder’s equity; plus

Long-term debt; plus

Current portion of long-term debt; plus

Other non-current liabilities; plus

Deferred taxes, net; plus

Accumulated depreciation, less $482,556,000 (the difference between the gross book value and estimated market value of Lyondell’s refining assets in 1991); plus

Capitalized value of significant operating leases entered into after January 1, 1999

Economic Cash Flow (“ ECF”) means the sum of

Net income (after accrual of all expenses pursuant to these Guidelines); plus

Depreciation and amortization; plus

Other non-cash items; plus

Book income tax expense less cash income tax expense; plus

Net of income tax refunds / (payments) made during the year; plus

After-tax interest, net; plus

Implicit interest on significant operating leases entered into after January 1, 1999

Long-Term Debt (“LTD”) means the book value of Lyondell’s long-term debt, including the current portion of long-term debt.

Market Value of Equity (“MVE”) means Lyondell’s stock price multiplied by the number of outstanding shares of common stock on December 31 of the year preceding the Plan Year.